Exhibit (d)(3)

CORRIGENDUM TO THE PUBLIC ANNOUNCEMENT TO THE SHAREHOLDERS OF

PATNI COMPUTER SYSTEMS LIMITED

This announcement (“Corrigendum”) is being issued by Kotak Mahindra Capital Company Limited (“Manager to the Offer”) for and on behalf of Pan-Asia iGATE Solutions and iGATE Global Solutions Limited (jointly referred to as “Acquirers”) along with iGATE Corporation hereinafter referred to as the person acting in concert (“PAC”), pursuant to and in accordance with regulations 10 and 12 and other applicable provisions of the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 1997 and subsequent amendments thereto (“Regulations”) and is in continuation of and should be read in conjunction with the public announcement issued on January 11, 2011 (“PA”).

Shareholders are requested to kindly note the following:

Revised Schedule of Activities

1.	The revised offer programme is as under:

Activity	Original Schedule		Revised Schedule
	Date	Day	Date	Day
Public Announcement	January 11, 2011	Tuesday	January 11, 2011	Tuesday
Specified Date*	January 14, 2011	Friday	January 14, 2011	Friday
Last date for a competitive bid, if any	February 1, 2011	Tuesday	February 1, 2011	Tuesday
Last date for dispatch of Letter of Offer to the Shareholders of the Target Company	February 25, 2011	Friday	April 4, 2011	Monday
Offer Opens on	March 4, 2011	Friday	April 8, 2011	Friday
Last date for revising the Offer Price	March 14, 2011	Monday	April 15, 2011	Friday
Last date for withdrawing acceptance of the Offer	March 18, 2011	Friday	April 21, 2011	Thursday
Offer Closes on	March 23, 2011	Wednesday	April 27, 2011	Wednesday
Last date for communicating acceptance (in full or part) and rejection of application by registered post and payment of consideration for application accepted	April 7, 2011	Thursday	May 12, 2011	Thursday

*	Specified Date is only for the purpose of determining the names of the shareholders as on such date to whom the Letter of Offer would be sent and all Eligible Shareholders are eligible to participate in the Offer.

2.	Paragraph 49 of the PA stands deleted.

3.	In accordance with regulation 22(7) of the Takeover Regulations, the Acquirers and the PAC, on February 7, 2011, have further deposited ` 1212,38,23,780/-(Rupees One Thousand Two Hundred Twelve Crores Thirty Eight Lacs Twenty Three Thousand Seven Hundred and Eighty Only) in the Escrow Account, and therefore the balance to the credit of the Escrow Account is equal to 100% of the Maximum Consideration. This has been confirmed vide a certificate dated February 7, 2011 issued by Standard Chartered Bank.
4.	Subsequent to the above deposit, the Acquirers and the PAC have nominated Phaneesh Murthy and Shashank Singh as directors on the Board of the Target Company and such nominees have been appointed as directors on the board of the Target Company in the board meeting of the Target Company held on February 8, 2011 (i.e. 28 days after the date of the PA).

5.	The following is the current status of the statutory and regulatory approvals required for this Offer:

a.	With respect to approval of the Reserve Bank of India (“RBI”), the Acquirers and the PAC have made an application to RBI vide letter dated January 14, 2011 to obtain their approval for the acquisition/ transfer of Shares validly tendered pursuant to this Offer.

b.

With respect to approval (or the expiration of applicable waiting periods) of the anti-trust authorities in the United States of America and other jurisdictions in respect of the Acquisition, the Acquirers and the PAC, have made the requisite application(s) to obtain such approvals and, as of the date of this Letter of Offer, all applicable antitrust clearances required under applicable law to close the Acquisition have been obtained and all applicable waiting periods under such law have either expired or been terminated.

The other terms and conditions of the Offer remain unchanged.

Terms used but not defined in this Corrigendum shall have the same meaning as assigned in the PA.

The Acquirers, the PAC and the boards of directors of the Acquirers and the PAC accept full responsibility for the information contained in this Corrigendum and also accept responsibility for the obligations of the Acquirers and the PAC as set out in the Regulations.

This Corrigendum is expected to be available on the SEBI website at http://www.sebi.gov.in.

For further details, please refer to the Letter of Offer to be issued by the Acquirers and the PAC.

Issued by the Manager to the Offer for and on behalf of the Acquirers and the PAC.

Kotak Mahindra Capital Company Limited Bakhtawar 1st Floor, 229 Nariman Point, Mumbai – 400 021 Tel. No.: +91-22-66341110, Email: project.patnioffer@kotak.com Contact Person: Chandrakant Bhole

Dated: March 30, 2011

Place: Mumbai